EXHIBIT 10.32

XCEL ENERGY INC.

OMNIBUS INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

This Agreement, dated and effective <<date>>, by and between Xcel Energy Inc., a Minnesota corporation (“Xcel Energy”) and «First» «MI»«Last» (the “Participant”) evidences an award of restricted stock units and the applicable terms and conditions of the award.

1.                                       Units Awarded. Xcel Energy awards the Participant «GRANTED» restricted units of Common Stock of Xcel Energy (the “Units”) pursuant to the Xcel Energy Inc. Omnibus Incentive Plan (the “Plan”), upon the terms and conditions of the Plan and this Agreement.  The Plan as currently in effect is incorporated by reference and the Participant acknowledges the receipt of a copy thereof.

2.                                       Restrictions on Transfer; Restricted Periods.

(a)                                  During the restricted period hereinafter described (the “Restricted Period”), the Units may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant, except as hereinafter provided.

(b)                                 The Restricted Period shall commence on the date of this Agreement (the “Commencement Date”) and, except as otherwise provided in this Agreement, will expire in full on the Settlement Date (as defined in Section 6).

(c)                                  The Governance, Compensation and Nominating Committee of the Board of Directors is designated as the Plan administrator (the “Committee”).  The Committee, however, has delegated certain administrative duties to the Compensation department of Xcel Energy.

(d)                                 The Committee shall have the authority to determine, at any time during the Restricted Period, due to capitalization requirements of Xcel Energy or other factors, that the Units be converted to equivalent shares of Restricted Stock containing similar restrictions on transfer.

3.                                       Termination of Service. If your employment with Xcel Energy and its subsidiaries terminates for any reason, as provided below in this Section 3, prior to the Settlement Date, all Units shall be forfeited on the date of your termination.  If, however, the Committee determines in its sole discretion that your employment with Xcel Energy and its subsidiaries terminates for the following reasons:

(i)                                     at a time when you are eligible for retirement under any defined benefit pension plan of Xcel Energy and its subsidiaries in which you participate at the time of your termination;

(ii)           due to death or permanent and total disability; or

(iii)          involuntarily , other than for cause

you will continue to participate in the Plan per the terms and conditions set forth in this Agreement.

4.                                       Accounting for Units. Each Unit, representing a hypothetical share of Common Stock, is designed to approximate and track the fair market value price of one share of Xcel Energy Common Stock.  Each Unit is intended to represent an unfunded, unsecured promise to pay, and is designed to remain among Xcel Energy’s general assets.

5.                                       Participant’s Rights. Except as otherwise provided herein, Participant shall have none of the rights of a stockholder, including the right to vote any or all of the Units.  An amount representing dividends payable on shares of Common Stock equal in number to the Units held by the Participant on a dividend record date shall be deemed reinvested in Common Stock and credited as additional Units as of the dividend payment date. Any additional Units will be subject to the terms and restrictions defined in this Agreement.

6.                                       Settlement of Units.

(a)                                  Awarded Units plus Units attributable to earned dividend equivalents shall be settled, and the Restricted Period shall lapse (the “Settlement Date”) immediately after Xcel Energy achieves xx% Earnings Per Share (EPS) growth (adjusted for Company Owned Life Insurance) measured against <<date>> EPS (adjusted for Company Owned Life Insurance), provided that Xcel Energy’s annual dividend must remain at $x.xx per share or greater during the period beginning on the Commencement Date and ending on the Settlement Date.  EPS growth will be measured annually at the end of each fiscal year.  However, in no event will the EPS performance goal be measured or the Settlement Date occur earlier than <<date>>. Notwithstanding the above, if the Settlement Date has not occurred within four years of the date of this Agreement, the Settlement Date will not occur and all Units shall be forfeited.

(b)                                 As soon as administratively feasible following the Settlement Date and certification in writing by the Committee as to the number of Units to which the Participant is entitled and that the performance goal has been satisfied, but in no event later than two and a half months after the end of the calendar year in which the Settlement Date occurs, Xcel Energy shall cause to be paid to the Participant an equivalent number of shares of Common Stock with a cash component representing fractional shares.  Alternatively, at the discretion of the Committee, Units may be paid to Participants in cash.  If the Participant dies prior to payment, and under Section 6(a) above or Section 8 below would otherwise be entitled to receive payment of an award, the Units shall be paid in cash to the Participant’s designated beneficiary (if under the Plan the Participant has designated a beneficiary in writing delivered to the Xcel Energy Compensation department) or if no beneficiary is designated, to the Participant’s estate.

7.                                       Changes in Capitalization of Xcel Energy.  If there is any change in the outstanding Common Stock by reason of a stock dividend or distribution, stock split, capital reorganization, reclassification, combination or exchange of shares, or by reason of merger, consolidation, or other corporate reorganization, the Committee shall determine the appropriate adjustment to Participant’s Units, if any, needed to reflect such change.

8.                                       General Restrictions.  In the event a Change in Control occurs, as defined in the Plan, the Restricted Period shall lapse and all outstanding Units shall be paid to Participants as soon as administratively feasible following determination of the Change in Control, but in no event later than two and a half months after the end of the calendar year in which the Change in Control occurs, according to the terms of the Plan.

9.                                       Withholding. Xcel Energy may require the Participant to remit to it, or may withhold from the award or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the award in the year or years the award becomes taxable to the Participant. Participant may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having Xcel Energy withhold Units from the award at the rate the Committee determines satisfies applicable withholding requirements.  If no election is made, Units will be withheld..

10.                                 Plan and Plan Interpretations as Controlling. The Units hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

11.                                 Participant Service. Nothing in this Agreement shall limit the right of Xcel Energy or any of its subsidiaries to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy or any of its subsidiaries any obligation to employ or accept the services of the Participant.

12.                                 Participant Acceptance. The Participant shall signify acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to Xcel Energy.

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Stock Unit Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:
Cynthia L. Lesher
Chief Administrative Officer and Chief HR Officer

ACCEPTED:

«First» «MI» «Last»

Date